Exhibit 10.122

LEASE SURRENDER AND TERMINATION AGREEMENT

I.                                         PARTIES AND DATE.

This Lease Surrender and Termination Agreement (“Agreement”) is made and entered into as of this 10 day of February, 2009, between THE IRVINE COMPANY LLC, a Delaware limited liability company, formerly The Irvine Company (“Landlord”), and MEADE INSTRUMENTS CORP., a Delaware corporation (“Tenant”).

II.                                     RECITALS.

Pursuant to a lease (“Lease”) dated December 20, 1996, Landlord leased to Tenant those certain premises (“Premises”) located at 6001 Oak Canyon, Irvine, California, as more fully described in the Lease.

Landlord and Tenant desire to terminate the Lease upon the terms and conditions contained in this Agreement.

III.                                 TERMINATION.

For valuable consideration:

A.                                   Termination Date.  Subject to the timely performance by Tenant of its obligations herein, Landlord and Tenant agree that the Lease shall terminate on February 15, 2009 (“Termination Date”).  Tenant shall quit and surrender possession of the Premises to Landlord on or before February 28, 2009 in the condition more particularly provided in Section III.H of this Agreement.

B.                                     Termination Payment.  Tenant hereby agrees to pay Landlord, in addition to all Basic Rent and Operating Expenses due and owing through the Termination Date, the sum of One Million Two Hundred Thousand Dollars ($1,200,000.00) (the “Termination Payment”), payable as follows:  (i) Five Hundred Thousand Dollars ($500,000.00) shall be paid in cash concurrently with the execution and delivery of this Agreement, and (ii) the balance of the Termination Payment shall be paid by the delivery of a promissory note (the “Note”) in favor of Landlord, in the form and with the content of Exhibit A attached to this Agreement.  The Note shall be secured by a letter of credit in the amount of the principal sum of the Note (the Letter of Credit”) issued by Bank of America or by another financial institution acceptable to Landlord, and delivered to Landlord concurrently with the execution and delivery of this Agreement.

The Letter of Credit shall be maintained in full force and effect through that date which is thirty (30) days following the last scheduled payment date for principal amounts under the Note.  Upon any default by Tenant under the Note, Landlord shall be entitled to draw upon said Letter of Credit by the issuance of Landlord’s sole written demand to the issuing financial institution, which draw shall be in an amount necessary to pay any sum which Tenant is obligated to pay under the Note.   Any such draw shall be without waiver or any rights Landlord may have under this Agreement or at law or in equity as a result of the default.  If any portion of the Letter of Credit is drawn after a default by Tenant, Tenant shall within ten (10) days after written demand by Landlord restore the Letter of Credit.  Failure to so restore said Letter of Credit within said ten (10) days shall be a default by Tenant under this Agreement.  Partial drawings upon said Letter of Credit shall be permitted.

C.                                     Security Deposit.  Landlord currently holds the sum of One Hundred Twenty-nine Thousand Seven Hundred Forty-five Dollars ($129,745.00) as the Security Deposit under Section 4.3 of the Lease.  Of this amount, (i) Landlord shall retain Sixty-Five Thousand Dollars ($65,000.00) as the “Security Deposit” under the new “Hubble Lease” (as defined in Section III.G below), and (ii) the remaining balance (in the amount of Sixty-Four Thousand Seven Hundred Forty-Five Dollars ($64,745.00)) shall be returned to Tenant within thirty (30) days following the Termination Date, provided that Tenant fully performs its obligations under the Lease and this Agreement, including without limitation, Tenant’s obligations under Section III.H below.

D.                                    Landlord’s Conditional Release of Tenant.  Except for (i) the payment required to be made by Tenant pursuant to Section III.B above, (ii) any rent or other charges owed by Tenant, or other obligations required of Tenant set forth in the Lease from and after the date of this Lease through including the Termination Date, and (iii) any obligations, liabilities or losses which are based on this Agreement or any indemnity or hold harmless agreement set forth in the Lease (collectively the “Excluded Claims”), effective upon the ninety-first (91st) day after Landlord’s receipt of the full amount of the Termination Payment (which shall include all payments under the Note), Landlord forever releases and discharges Tenant from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities, and demands of every kind and character in any way related to or arising from the Lease, provided however, that the release granted by Landlord in this Section III.D shall: (x) all times be subject to the provisions of Section III.E and Article IV of this Agreement, and (y) not become effective and shall be null and void if a “Bankruptcy Event” (as defined in Section III.E below) occurs on or before the ninetieth (90th) day after Landlord’s receipt of the Termination

Payment (which shall include all payments under the Note).  In connection with the foregoing conditional release (which does not include the Excluded Claims), Landlord hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

It is understood by Landlord that if the facts or law with respect to which the foregoing conditional release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Landlord to be true, then Landlord hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing conditional release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

E.                                      Bankruptcy Event.  The parties agree (and Tenant acknowledges Landlord’s express reliance thereon) that upon (i) Tenant filing a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under an present or future federal, state or foreign act or law relating to bankruptcy or insolvency, including without limitation, Chapters 7 and 11 of the United States Bankruptcy Code (collectively and each individually, a “Bankruptcy Event”), and (ii) the initiation in any such proceeding of an action to avoid or recover the payments made to Landlord under this Agreement (including, without limitation, the Termination Payment) pursuant to the provisions of Chapter 5 of the Bankruptcy Code or any similar state or foreign law, the release set forth in Section III.D above, at Landlord’s election, shall be null and void and Landlord shall retain any and all claims that may exist under the Lease or otherwise against Tenant.

F.                                      Tenant’s Unconditional Release of Landlord.  Effective upon the date of this Agreement, Tenant forever releases and discharges Landlord from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities and demands of every kind and character in any way related to or arising from the Lease.  Not by way of limitation of the foregoing, Tenant represents that Landlord has not failed to perform, and is not in any respect in default or otherwise liable in the performance of, any of its obligations under the Lease, nor in connection with the negotiation and execution of the Lease, the administration of the Lease, and the leasing, operations, or management of the Building.  In connection with the foregoing unconditional release, Tenant hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

G.                                     Contingency.    Tenant understands and agrees that the effectiveness of this Agreement is contingent upon the mutual execution and delivery of a new lease agreement by and between Landlord and Tenant for approximately 25,136 rentable square feet of space located in a building at 27 Hubble, Irvine, California (the “Hubble Lease”).

H.                                    Restoration.  Notwithstanding the provisions of Sections 7.3 and 15.3 of the Lease, Tenant shall restore the Premises, at its sole cost and expense on or before the Termination Date, only in the following particulars (together with the accompanying repairs to the Premises):

(i)                                     the removal of the optics/lab area portion of the Premises (including all mechanical and electrical);

(ii)                                  the removal of the compressed air system in the warehouse portion of the Premises;

(iii)                               the removal of all “above-standard” electrical systems in the warehouse portion of the Premises and restoration of the original electrical system;

(iv)                              the removal of the observatory and all related equipment;

(v)                                 the removal of all racking equipment in the warehouse portion of the Premises; and

(vi)                              the removal of Tenant’s signage, cabling, security system(s) and all of Tenant’s personal property and debris from the Premises.

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IV.                                 TENANT’S REPRESENTATIONS AND WARRANTIES.

A.  Authorization/Reasonably Equivalent Value:  Tenant represents and warrants:  (i) that Tenant was not acting under any misapprehension as to the effect of this Agreement, and acted freely and voluntarily and was not acting under any coercion or duress; (ii) that the execution of this Agreement was duly authorized by Tenant; and (iii) that Tenant believed and now believes that the consideration given by each party for this Agreement represents reasonably equivalent value.

B.  Solvency of Tenant:  Tenant represents and warrants that it is not currently insolvent as that term is defined in Section 101(32) of Title 11 of the United States Bankruptcy Code, nor will Tenant become insolvent as a result of this Agreement.

C.  Agreement Improves Tenant’s Financial Position:  Tenant represents and warrants that the completion of this Agreement will enhance Tenant’s overall financial position and that Tenant has proffered and requested this Agreement to improve its financial position.

V.                                     GENERAL.

A.  Counterparts.  If this Agreement is executed in counterparts, each shall be considered an original.  Any photographic, photostatic, or other copy of this Agreement may be introduced in a proceeding subject to state or federal rules of evidence without foundation.

B.  Defined Terms.  All words commencing with initial capital letters in this Agreement which are not defined in this Agreement shall have the same meaning in this Agreement as in the Lease.

C.  Corporate and Partnership Authority.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Agreement for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Agreement for the corporation or partnership and that this Agreement is binding upon the corporation or partnership in accordance with its terms.

D.  Attorneys’ Fees.  The provisions of the Lease respecting payment of prevailing attorneys’ fees shall also apply to this Agreement.

VI.                                 EXECUTION.

Landlord and Tenant have executed this Agreement as of the day and year first written above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC,		MEADE INSTRUMENTS COPR.,
a Delaware limited liability company		a Delaware corporation

By:	/s/E. Valjean Wheeler	By:	/s/Paul E. Ross
	E. Valjean Wheeler		Paul E. Ross
	President, Office Properties		Senior Vice President - Finance Chief Financial Officer

By:	/s/Christopher J. Popma	By:	/s/Steven G. Murdock
	Christopher J. Popma		Steven G. Murdock
	Vice President Operations, Office Properties		Chief Executive Officer

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PROMISSORY NOTE

$700,000.00

                        , 200

1.                                      MAKER’S PROMISE TO PAY

FOR VALUE RECEIVED, MEADE INSTRUMENTS CORP., a Delaware corporation (“Maker”), promises to pay to the order of THE IRVINE COMPANY LLC, a Delaware limited liability company (“Payee”), at the address set forth in Section 3 hereof, the principal sum of Seven Hundred Thousand Dollars ($700,000.00), together with accrued interest on the unpaid principal balance at the applicable rate as set forth in Section 2 hereof.  Maker acknowledges and agrees that Payee may assign or otherwise transfer this Note at any time.  Payee or anyone who takes this Note by any such transfer and who is entitled to receive payments under this Note is sometimes hereinafter referred to as the “Note Holder.”

2.                                      INTEREST

No interest shall accrue on the principal balance of this Note. Notwithstanding the foregoing, upon the occurrence of an Event of Default as described in Section 6(a) below, and for so long as such default continues, the sum(s) of principal then due and payable hereunder, whether by acceleration or otherwise, shall bear interest at the per annum rate of ten percent (10%) (the “Default Rate”).

3.                                      PAYMENTS

NOTICE TO MAKER:  THE PAYMENT OF PRINCIPAL AND INTEREST AND ANY OTHER SUMS THEN DUE HEREUNDER IS A BALLOON PAYMENT.  MAKER HAS NO RIGHT WHATSOEVER TO EXTEND OR RENEW THIS NOTE WHEN THE BALLOON PAYMENT BECOMES DUE ON THE MATURITY DATE.  NOTE HOLDER IS UNDER NO OBLIGATION TO REFINANCE THE LOAN AT THAT TIME.

Maker shall make payments of principal under this Note in accordance with the following schedule:

(a)                                  Two Hundred Thousand Dollars ($200,000.00) on May 1, 2009;

(b)                                 Two Hundred Thousand Dollars ($200,000.00) on August 1, 2009; and

(c)                                  Three Hundred Thousand Dollars ($300,000.00) on November 1, 2009 (the “Maturity Date”).

On the Maturity Date, the entire unpaid principal balance hereof, together with accrued but unpaid interest thereon and any other sums then due hereunder, shall immediately become due and payable in full.

Any payments received by Note Holder pursuant to the terms hereof shall be applied first to the payment of any sums, other than principal and interest, due Note Holder pursuant to the terms hereof, next to the payment of all interest accrued to the date of such payment, and then to the payment of principal.  All payments hereunder are payable in lawful money of the United States of America and shall be wired to the following account of Note Holder, or shall be payable at such other place as the Note Holder hereof may designate from time to time:

Wells Fargo Bank

San Francisco, CA

Account No: 4944677699

Account Name: TIC - Tech Portfolio

Routing No: 121000248

[Amount of Wired Amount or ACH]

Mead Instruments Corp. - 663841-S29453

4.                                      MAKER’S RIGHT TO PREPAY

Maker shall have the right to prepay all or part of the unpaid principal balance hereof, together with accrued but unpaid interest thereon, at any time without penalty.

EXHIBIT “A” TO LEASE SURRENDER
AND TERMINATION AGREEMENT

5.                                      INTEREST RATE LIMITATION

If it is determined that the transaction contemplated hereby is subject to the usury laws of the State of California, Note Holder and Maker stipulate and agree that none of the terms and provisions contained herein or in any document or instrument executed in connection herewith shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of California.  If any Note Holder shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of California, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of Note Holder, be credited to the payment of the sums due hereunder or returned to Maker.

6.                                      DEFAULT

The occurrence of any of the following shall be deemed to be an “Event of Default” under this Note:

(a)           the failure of Maker to pay principal, interest and any other sums when due pursuant to the terms hereof; or

(b)           the failure of Maker to fully comply with any other covenant or obligation under this Note.

7.                                      REMEDIES

Upon the occurrence of an Event of Default hereunder, Note Holder may, in its sole and absolute discretion and without demand or notice to Maker, (a) declare the entire unpaid balance hereof, together with accrued but unpaid interest thereon and any other sums then due hereunder, immediately due and payable, and (b) exercise any and all rights and powers and pursue any and all remedies now or hereafter available under applicable law.  No delay or omission on the part of Note Holder in exercising any right or remedy under this Note shall operate as a waiver of such right or remedy.

8.                                      LATE CHARGE

If any payment due hereunder is not received by the Note Holder within ten (10) calendar days after the date such payment is due, Maker shall pay to Note Holder, without demand, a late charge in an amount equal to four percent (4%) of the amount past due.  It would be impracticable or extremely difficult to fix the Note Holder’s actual damages if payment is not paid when due hereunder, and said late charge shall be deemed to be the Note Holder’s damage for any such late payment, but shall not limit the Note Holder’s right to compel prompt performance of any obligation or to exercise any other remedy under this Note.  No late charge assessed shall exceed the maximum permitted by law.

9.                                      NOTICES

Any notice, request, demand, instruction or other communication to be given to any party hereunder shall be in writing and shall be deemed to have been duly given three (3) business days after deposit in the United States mail or, if personally delivered or sent by registered or certified mail, return receipt requested, when delivered, as follows:

If to Maker:                                  MEADE INSTRUMENTS CORP.

27 Hubble

Irvine, CA  92618

Attention:

If to Payee:                                    THE IRVINE COMPANY LLC

550 Newport Center Drive

Newport Beach, CA  92660

Attn:  Vice President Operations, Irvine Office Properties - Technology Portfolio

The addressees and addresses for the purpose of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice.  However, unless and until such written notice of change is actually received, the last address and addresses as stated by written notice, or provided herein if no written notice of change has been received, shall be deemed to continue in effect for all purposes hereunder.

10.                               WAIVERS

Maker hereby waives diligence, presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and notice of intention to accelerate the maturity of this Note and expressly agrees that, without in any way affecting the liability of Maker hereunder, Note Holder may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note.  Maker further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other instrument now or hereafter securing this Note.  Maker hereby waives all rights of setoff and counterclaim with respect to this Note, including rights of setoff and counterclaim with respect to this Note which may arise from claims heretofore unknown to Maker.

11.                               ATTORNEYS’ FEES

If the Note Holder seeks legal advice following a default by Maker hereunder or refers this Note to collection or to reclaim, protect, preserve or enforce its interest in this Note or under any instrument securing this Note, then Maker shall pay all attorneys’ fees and expenses and other costs relating thereto.

12.                               THIS NOTE IS SECURED BY A LETTER OF CREDIT.  This Note is secured by a Letter of Credit in the amount of Seven Hundred Thousand Dollars ($700,000.00) issued by Bank of America (the “Letter of Credit”).

13.                               SEVERABILITY

Every provision of this Note is intended to be severable.  In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

14.                               NUMBER AND GENDER

In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

15.                               TIME IS OF THE ESSENCE

Time is strictly of the essence under this Note and any amendment, modification or revision hereof.

16.                               CHOICE OF LAW

This Note shall be governed by and construed in accordance with the laws of the State of California.

17.                               JOINT AND SEVERAL LIABILITY

If this Note should be signed by more than one party, the liability under this Note of each party shall be joint and several.  In addition, if Maker is a partnership, the liability under this Note of each general partner of Maker, and the liability of each general partner of a partnership which is itself a general partner of Maker, shall be joint and several.

MAKER:

MEADE INSTRUMENTS CORP.,

a Delaware corporation

By:	/s/Paul E. Ross
Paul E. Ross
Senior Vice President - Finance Chief Financial Officer

By:	/s/Steven G. Murdock
Steven G. Murdock
Chief Executive Officer